Exhibit 99.1

e	News Release

For Immediate Release

EMJ ANNOUNCES APPROVAL OF MERGER BY HOLDING STOCKHOLDERS AND PRICING OF INITIAL PUBLIC OFFERING

Lynwood, California – April 15, 2005 – Earle M. Jorgensen Company (“EMJ”) today announced that on April 13, 2005, stockholders of its parent, Earle M. Jorgensen Holding Company, Inc. (“Holding”), approved a merger and financial restructuring pursuant to which Holding will be merged with and into a wholly-owned subsidiary of EMJ. As a result of the merger and financial restructuring, all outstanding Holding notes will be exchanged for 12,997,891 shares of EMJ common stock and $127,100,000 and stockholders of Holding will receive:

•	one share of EMJ common stock for each share of Holding common stock owned by a Holding stockholder;

•	$403.75 in cash and 41.29 shares of EMJ common stock for each share of Holding series A preferred stock owned by a Holding stockholder; and

•	$494.38 in cash and 50.56 shares of EMJ common stock for each share of Holding series B preferred stock owned by a Holding stockholder.

The issuance of the EMJ common stock pursuant to the merger and the financial restructuring was registered under the Securities Act of 1933, as amended, pursuant to EMJ’s registration statement on Form S-4, as amended (File No. 333-111882), filed with the Securities and Exchange Commission and declared effective on March 15, 2005.

EMJ also announced that on April 14, 2005, it priced its initial public offering of 17,600,000 shares of EMJ common stock at $10.00 per share. All of the shares being sold by EMJ. In addition, the underwriters have been granted a 30-day option to purchase up to an additional 2,640,000 shares from EMJ at the initial public offering price, solely to cover over-allotments, if any. Credit Suisse First Boston LLC and Goldman, Sachs & Co. are acting as joint bookrunning managers for the offering, and Citigroup Global Markets Inc., ABN AMRO Rothschild LLC, William Blair & Company, L.L.C. and CIBC World Markets Corp. are acting as co-managers. The EMJ common stock begins trading on The New York Stock Exchange today under the ticker symbol “JOR.”

The net proceeds to EMJ from the offering, not including any proceeds from the potential exercise of the underwriters’ over-allotment option, are expected to be approximately $164,120,000 and will be used to pay the cash portion of the merger and the financial restructuring consideration to be received by the noteholder and stockholders of Holding as described above.

EMJ’s public offering will close concurrently with the closing of the merger and financial restructuring, which is expected to occur on April 20, 2005.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. This initial public offering is being made solely by means of a prospectus, copies of which may be obtained from Credit Suisse First Boston LLC, 11 Madison Avenue, New York, NY 10010 and Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

EMJ, with headquarters in Lynwood, California, is a leading distributor of metal bar and tubular products used by North American manufacturing companies. EMJ inventories more than 25,000 different metal products in large quantities from primary producers, including a broad mix of carbon steel, stainless steel and aluminum bar. EMJ distributes its broad range of metal products and provides its customers value-added metal processing and inventory management services from its distribution network of 35 strategically located service and processing centers in the United States and Canada.

Contact:	William S. Johnson,
Vice President, Chief Financial Officer and Secretary
323-567-1122

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